Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 29, 2024, with respect to the consolidated financial statements of University of St. Augustine Intermediate Corp. and Subsidiaries for the years ended December 31, 2023 and 2022 included in the Current Report on Form 8-K/A of Perdoceo Education Corporation dated February 18, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Perdoceo Education Corporation (formerly known as Career Education Corporation) on Forms S-8 (File Nos. 333- 256742, 333-211551, 333-150987, 333-96539, 333-37848, 333-150978, 333-84403, 333-60339, and 333-60335).

/s/ GRANT THORNTON LLP

Miami, Florida

February 18, 2025